Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Reports Results for Fourth Quarter and Fiscal 2014

•	Record fiscal 2014 revenue of $948 million up 43%

•	Record June quarter revenue of $315 million up 37% year-over-year and 54% sequentially

•	Record fourth quarter and fiscal 2014 non-GAAP EPS of $1.46 and $4.25, respectively

•	Increases stock repurchase authorization to $200 million

San Jose, CA – July 31, 2014 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today reported financial results for its fourth quarter and year ended June 30, 2014.

“Synaptics posted a stellar fourth quarter and a phenomenal fiscal year. We greatly outpaced our growth objectives by extending our leadership in touch and generating significant contributions from our fingerprint ID business,” stated Rick Bergman, President and CEO. “We are clearly executing on our key growth levers with the adoption of our fingerprint authentication platform, expanding penetration within large touchscreens, growing traction for our display integrated solutions and continued expansion in China. Our acquisition of Renesas SP Drivers is progressing as anticipated, and we are excited to broaden our expertise in mobile display, which we believe will enhance our ability to continue to deliver and sustain strong, profitable growth.”

Net revenue for fiscal 2014 reached a record $947.5 million, an increase of 43% over fiscal 2013. Net income for fiscal 2014 was $46.7 million, or $1.26 per diluted share, and includes an expense for change to contingent consideration liability of $69.9 million primarily related to the acquisition of the company’s fingerprint ID business, which is performing significantly above expectations.

Non-GAAP net income for fiscal 2014 increased 48% from the prior year to a record $157.6 million, or $4.25 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP results.)

Net revenue for the fourth quarter of fiscal 2014 grew 37% over the comparable quarter last year to a record $314.9 million. Net income for the fourth quarter of fiscal 2014 was $34.5 million, or $0.89 per diluted share, and includes an expense for change to contingent consideration liability of $13.1 million.

Non-GAAP net income for the fourth quarter of fiscal 2014 grew 16% over the prior year period to a record $56.8 million, or $1.46 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

Fourth Quarter 2014 Business Metrics

•	Revenue mix from mobile and PC products was approximately 77% and 23%, respectively. Fingerprint ID products have been classified according to type of device.

•	Revenue from mobile products of $242.9 million was up 40% year-over-year. Mobile products revenue includes all touchscreen, video display, and applicable fingerprint ID products.

•	Revenue from PC products totaled $72.0 million, an increase of 26% year-over-year, and includes applicable fingerprint ID products.

•	Cash at June 30, 2014 was $447.2 million.

Kathy Bayless, CFO, added, “Our outperformance in the June quarter reflected a steep initial ramp of new designs. Considering our backlog of $132 million entering the typically back-end loaded September quarter, customer forecasts and product sell-in and sell-through timing patterns, and the resulting expected product mix, we anticipate a record September quarter with revenue in the range of $275 to $295 million, an increase of 24% to 33% over the prior year period. We expect the revenue mix from mobile and PC to be similar to the preceding quarter.”

Mr. Bergman added, “As we look ahead to fiscal 2015, we see signs of stability in the PC market, coupled with strong but moderating growth rates for smartphones. With continued strength in our core focus areas and fingerprint ID solutions now successfully incorporated into our platform, we feel confident that we can achieve another year of very strong annual revenue growth in the mid-20% range, excluding revenue from our impending acquisition of Renesas SP Drivers.”

During fiscal 2014, Synaptics repurchased approximately 5% of its outstanding shares, similar to levels repurchased during each of the past several years. The company also announced that in July, its board of directors increased and extended the authorization for stock repurchases by $110 million, for a total current authorization of $200 million available through July 2016.

Earnings Call Information

The Synaptics fourth quarter fiscal 2014 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 31, 2014, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 1- 888-280-4443 (conference ID: 8116033) at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

The leading developer of human interface solutions which enhance the user experience, Synaptics provides the broadest solutions portfolio in the industry. The ClearPad® family supports touchscreen solutions for devices ranging from entry-level mobile phones to flagship premium smartphones, tablets and notebook PCs. The TouchPad™ family, including ClickPad™ and ForcePad®, is integrated into the majority of today’s notebook PCs. LiveFlex® fingerprint sensor technology enables authentication, mobile payments, and touch-based navigation for smartphones, tablets, and notebook computers. Synaptics’ wide portfolio also includes ThinTouch® supporting thin and light keyboard solutions, as well as key technologies for next generation touch-enabled video and display applications. (NASDAQ: SYNA) www.synaptics.com.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, change in contingent consideration, and certain non-cash or non-recurring items. Net income excluding share-based compensation, change in contingent consideration liability, and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding future operating and financial performance, including revenue and gross margin for the Company’s first fiscal quarter of 2015 and full 2015 fiscal year. Synaptics cautions that these statements are not guarantees of future performance and are qualified by important factors that could cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Synaptics’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013, and subsequent quarterly and periodic reports, registration statements, amendments and other reports that we may file from time to time with the SEC and/or make available on our website. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$447,205	$355,303
Accounts receivables, net of allowances of $883	195,057	148,454
Inventories	82,311	49,948
Prepaid expenses and other current assets	17,858	6,715

Total current assets	742,431	560,420
Property and equipment at cost, net	80,849	58,035
Goodwill	61,030	20,695
Purchased intangibles	82,111	13,110
Non-current auction rate securities	19,785	16,969
Other assets	34,127	22,037

Total assets	$1,020,333	$691,266

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$97,109	$83,710
Accrued compensation	30,682	23,728
Income taxes payable	12,538	10,751
Current portion of contingent consideration	57,388	196
Other accrued liabilities	56,691	31,241

Total current liabilities	254,408	149,626
Notes payable	—	2,305
Other liabilities	64,768	17,480
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 55,911,513 and 50,673,758 shares issued, and 36,863,802 and 33,289,826 shares outstanding, respectively	56	51
Additional paid in capital	740,282	539,170
Less: 19,047,711 and 17,383,932 treasury shares, respectively, at cost	(530,422)	(460,160)
Accumulated other comprehensive income	8,560	6,802
Retained earnings	482,681	435,992

Total stockholders’ equity	701,157	521,855

Total liabilities and stockholders’ equity	$1,020,333	$691,266

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$314,898	$230,183	$947,539	$663,588
Acquisition related costs (1)	2,378	—	6,926	—
Cost of revenue	172,694	115,062	504,533	337,784

Gross margin	139,826	115,121	436,080	325,804
Operating expenses
Research and development	56,896	40,900	192,681	144,699
Selling, general, and administrative	26,541	21,521	94,244	79,620
Acquisition related costs (2)	17,031	509	76,669	2,372
Gain on sale of building	—	(1,578)	—	(1,578)

Total operating expenses	100,468	61,352	363,594	225,113

Operating income	39,358	53,769	72,486	100,691
Interest income	253	225	924	865
Non-cash interest income	307	194	1,058	194
Interest expense	—	(4)	(9)	(17)

Income before provision for income taxes	39,918	54,184	74,459	101,733
Provision for income taxes	5,446	8,864	27,770	2,800

Net income	$34,472	$45,320	$46,689	$98,933

Net income per share:
Basic	$0.95	$1.37	$1.34	$3.03

Diluted	$0.89	$1.29	$1.26	$2.89

Shares used in computing net income per share:
Basic	36,411	32,979	34,761	32,658

Diluted	38,817	35,150	37,105	34,239

(1)	These acquisition related costs consist primarily of amortization associated with certain acquired intangible assets.
(2)	These acquisition related costs consist primarily of changes in contingent consideration, non-recurring legal and consulting costs associated with acquisitions, and amortization associated with certain acquired intangible assets.

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
GAAP gross margin	$139,826	$115,121	$436,080	$325,804
Acquisition related costs	2,378	—	6,926	—
Share-based compensation	298	221	1,142	911

Non-GAAP gross margin	$142,502	$115,342	$444,148	$326,715

GAAP gross margin—percentage of revenue	44.4%	50.0%	46.0%	49.1%
Acquisition related costs—percentage of revenue	0.8%	0.0%	0.8%	0.0%
Share-based compensation—percentage of revenue	0.1%	0.1%	0.1%	0.1%

Non-GAAP gross margin—percentage of revenue	45.3%	50.1%	46.9%	49.2%

GAAP research and development expense	$56,896	$40,900	$192,681	$144,699
Share-based compensation	(5,336)	(3,992)	(18,455)	(15,775)

Non-GAAP research and development expense	$51,560	$36,908	$174,226	$128,924

GAAP selling, general, and administrative expense	$26,541	$21,521	$94,244	$79,620
Share-based compensation	(3,788)	(3,291)	(13,264)	(15,524)

Non-GAAP selling, general, and administrative expense	$22,753	$18,230	$80,980	$64,096

GAAP operating income	$39,358	$53,769	$72,486	$100,691
Acquisition related costs	19,409	509	83,595	2,372
Share-based compensation	9,422	7,504	32,861	32,210
Gain on sale of building	—	(1,578)	—	(1,578)

Non-GAAP operating income	$68,189	$60,204	$188,942	$133,695

GAAP net income	$34,472	$45,320	$46,689	$98,933
Acquisition related costs	19,409	509	83,595	2,372
Share-based compensation	9,422	7,504	32,861	32,210
Non-cash interest income	(307)	(194)	(1,058)	(194)
Gain on sale of building	—	(1,578)	—	(1,578)
Tax adjustments	(6,189)	(2,620)	(4,506)	(25,365)

Non-GAAP net income	$56,807	$48,941	$157,581	$106,378

GAAP net income per share—diluted	$0.89	$1.29	$1.26	$2.89
Acquisition related costs	0.50	0.02	2.25	0.07
Share-based compensation	0.24	0.21	0.89	0.94
Non-cash interest income	(0.01)	(0.01)	(0.03)	(0.01)
Gain on sale of building	—	(0.05)	—	(0.05)
Tax adjustments	(0.16)	(0.07)	(0.12)	(0.73)

Non-GAAP net income per share—diluted	$1.46	$1.39	$4.25	$3.11